Exhibit 3.1

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

●	First: The name of this Corporation is Blue Water Vaccines Inc.

●	Second: Its registered office in the State of Delaware is to be located at 1013 Centre Rd., Suite 403-B Street, in the City of New Castle County of Wilmington Zip Code 19805. The registered agent in charge thereof is VCorp Services.

●	Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

●	Fourth: The amount of the total stock of this corporation is authorized to issue is 10,000,000 shares (number of authorized shares) with a par value of 0.01 per share.

●	Fifth: The name and mailing address of the incorporator are as follows:

Name	Joseph Hernandez
Mailing Address	15 E Putnam Ave., Suite 363
Greenwich, CT
Zip Code 06830

●	I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 22nd day of October , A.D. 2018.

BY:	/s/ Joseph Hernandez
(Incorporator)

NAME:	Joseph Hernandez
(type or print)